Exhibit 5.13

lawyers@saul.com www.saul.com Our File: 365377.1

September 11, 2013

ADS Waste Holdings, Inc.

90 Fort Wade Road

Ponte Vedra, Florida 32801

Re:	ADS Waste Holdings, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Maryland counsel to Western Maryland Waste Systems, LLC, a Maryland limited liability company (“Guarantor”), in connection with the filing by ADS Waste Holdings, Inc., a Delaware corporation (the “Company”) and parent of Guarantor, of a Registration Statement on Form S-4 filed on September 11, 2013 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of the Company’s 8  1⁄4% Senior Notes due 2020 (the “Exchange Notes”) and the full and unconditional guarantee, on a senior unsecured basis, as to the payment of principal and interest on the Exchange Notes by Guarantor and other subsidiaries of the Company pursuant to the terms of an indenture, dated as of October 9, 2012 (as amended and supplemented, the “Indenture”), among ADS Waste Escrow Corp. and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and the supplemental indenture, dated as of November 20, 2012, among the Company, Guarantor, certain other subsidiaries of the Company and the Trustee (the “Supplemental Indenture”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”) up to $550,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 8  1⁄4% Senior Notes due 2020 issued on October 9, 2012 (the “Old Notes”), which have not been registered under the Securities Act. The Exchange Notes, as guaranteed by Guarantor and certain other subsidiaries of the Company pursuant to the terms of the Indenture and Supplemental Indenture, will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer. Pursuant to the requirements of Section 5(q) of the Indenture, we have been requested by the Company to render the legal opinions hereinafter expressed

DELAWARE     MARYLAND     MASSACHUSETTS     NEW JERSEY     NEW YORK     PENNSYLVANIA    WASHINGTON, DC

A DELAWARE LIMITED LIABILITY PARTNERSHIP

ADS Waste Holdings, Inc.

September 11, 2013

As a basis for our opinions, we have examined the following documents (collectively, the “Documents”):

(i) the Registration Statement, as filed by the Company with the Commission under the Act;

(ii) the Prospectus;

(iii) the Indenture;

(iv) the Supplemental Indenture;

(v) the Registration Rights Agreement dated October 9, 2012 between ADS Waste Escrow Corp. and Deutsche Bank Securities Inc; and

(vi) the Joinder Agreement to Registration Rights Agreement dated November 20, 2012 by Guarantor and other subsidiaries of the Company (the “Joinder Agreement”)(the Joinder Agreement and the Supplemental Indenture are collectively referred to in this letter as the “Guarantor Agreements”).

Also, as a basis for these opinions, we have examined the originals or certified copies of the following:

(vii) the Articles of Organization of Guarantor recorded with the State Department of Assessments and Taxation of Maryland (“SDAT”) on May 13, 2008 (the “Articles of Organization”);

(viii) the Amended and Restated Operating Agreement of Guarantor dated July 2, 2009 (the “Operating Agreement”);

(ix) the written consent of the sole member of Guarantor dated November 20, 2012, relating to, among other matters, guaranteeing the transactions contemplated by the Indenture and Guarantor Agreements;

(x) a Certificate of Status for Guarantor issued by the SDAT dated September 9, 2013;

(xi) a Certificate of the secretary of Guarantor as to the authenticity of the Articles of Organization and Operating Agreement, the written consent of the sole member of Guarantor approving the transactions contemplated by the Indenture and Guarantor Agreements, and other matters that we have deemed necessary and appropriate;

ADS Waste Holdings, Inc.

September 11, 2013

(xii) such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed:

(a) that all signatures on all Documents and any other documents submitted to us for examination are genuine;

(b) the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photographic copies, and the accuracy and completeness of all documents;

(c) the legal capacity of all natural persons executing any documents, whether on behalf of themselves or other persons;

(d) that all persons executing Documents on behalf of any party (other than Guarantor) are duly authorized;

(e) the form and content of all documents submitted to us as unexecuted drafts or forms do not differ in any respect relevant to this opinion from the form and content of the Documents as executed and delivered;

(f) that all representations, warranties, statements and information contained in the Documents are accurate and complete;

(g) that there has been no oral or written modification of or amendments to the Documents, and there has been no waiver of any provision in the Documents, by actions or omission of the parties or otherwise;

(h) that the Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder;

(i) that consideration that is fair and sufficient to support the guaranty of Guarantor has been and would be deemed by a court of competent jurisdiction to have been, duly received by Guarantor; and

(j) that the exercise of any rights or enforcement of any remedies under the Documents would not be unconscionable, result in a breach of the peace or otherwise be contrary to public policy.

As to various questions of fact material to our opinions, we have relied upon a certificate and representations of Scott Friedlander, as secretary of the Guarantor, and have assumed that the secretary’s certificate and representations continue to remain true and complete as of the date of this letter. We have not examined any court records, dockets, or other public records, nor have we investigated the history or other transactions of Guarantor, except as specifically set forth in this letter.

ADS Waste Holdings, Inc.

September 11, 2013

Based on our review of the foregoing and subject to the assumptions and qualifications set forth in this letter, it is our opinion, as of the date of this letter, that:

1. Guarantor is a limited liability company duly formed, existing and in good standing under the laws of the State of Maryland.

2. Guarantor has the company power to execute, deliver and perform its obligations under the Guarantor Agreements.

3. All necessary company action has been taken by Guarantor to authorize the execution, delivery and performance of the Guarantor Agreements.

4. The Guarantor Agreements have been duly executed by the Guarantor.

In addition to the qualifications set forth above, the opinions set forth in this letter are also subject to the following qualifications:

(i) We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland. We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of Maryland.

(ii) We assume no obligation to supplement our opinions if any applicable law changes after the date of this letter or if we become aware of any facts that might alter the opinions expressed in this letter after the date of this letter.

(iii) We express no opinion on the application of federal or state securities laws to the transactions contemplated by the Documents.

(iv) We express no opinion on the enforceability of the Guarantor Agreements.

(v) We express no opinion with respect to any documents defined or referred to in the Documents, other than the Documents themselves.

(vi) Except to the extent otherwise set forth above, we have not made an independent review of any contract or agreement that may have been executed by or may be binding upon Guarantor or may affect the assets of Guarantor, nor have we undertaken to review our internal files or any files of Guarantor relating to transactions to which Guarantor may be a party, or to discuss the transactions or business of Guarantor with any lawyers in our firm or with any officers, directors or stockholders of Guarantor.

ADS Waste Holdings, Inc.

September 11, 2013

The opinions expressed in this letter are solely for your benefit and are furnished only with respect to the transactions contemplated by the Documents. The opinions expressed in this letter may be relied upon by Shearman & Sterling LLP in connection with the Exchange Offer and the filing of the Registration Statement. Subject to the foregoing, these opinions may not be relied upon by or quoted to any other person or entity without, in each instance, our prior written consent. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions shall be implied or inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of the name of our firm. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SAUL EWING LLP
SAUL EWING LLP